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                                 AMENDMENT NO. 4
                               CUSTODIAN AGREEMENT
                                     BETWEEN
                       STATE STREET BANK AND TRUST COMPANY
                                       AND
                            A I M DISTRIBUTORS, INC.

      The Custodian Agreement (the "Agreement"), dated May 1, 1996, as amended effective March 1, 1999, June 30, 2000 and July 24, 2000, by and between A I M DISTRIBUTORS, INC., a Delaware corporation with its principal office at Eleven Greenway Plaza, Suite 100, Houston, Texas and STATE STREET BANK AND TRUST COMPANY, a Massachusetts banking corporation having an office at 225 Franklin Street, Boston, Massachusetts 02110, is hereby amended as follows:

1. The last sentence of Article II, Section A.7. is replaced in its entirety with the following:

      "All Extended Investment Options shall terminate after the 360th payment made under the Plan."

2. Clause a. of Article II, Section B.8. is replaced in its entirety with the following:

      "Have the Custodian continue to hold the Fund Shares until after the 360th payment is made, during which period investments will be subject to such deductions as the Custodian shall deem appropriate, and neither the Custodian nor the Sponsor may terminate the Custodianship except in accordance with the terms of the Plan;"

3.    The first two sentences of the second paragraph following clause d. of
      Article II, Section B.8. are replaced in their entirety with the following:

      "The Custodian and the Sponsor agree that no Plan may be terminated by the Sponsor or the Custodian until after the 360th payment, so long as the Planholder continues to make his payments in accordance with the terms of his Plan. The Planholder or his legal representative may elect to continue the Custodianship from year to year subsequent to the 360th payment, subject to the right of the Sponsor or the Custodian to terminate the Plan."

      All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Date:  January 11, 2005

A I M DISTRIBUTORS, INC.                   STATE STREET BANK AND TRUST
                                           COMPANY

By:/s/ Gene L. Needles                     By: /s/ Sharon Ferger
   ------------------------------             ---------------------------------

Name: Gene L. Needles                      Name:Sharon Ferger

Title: President                           Title: Vice President of State Street
                                                  Bank and Trust